UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                (Amendment No. )*


                            College Partnership, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   194375 10 1
                                   -----------
                                 (CUSIP Number)


                                     1/19/05
              -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         | |      Rule 13d-1(b)

         |X|      Rule 13d-1(c)

         | |      Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G


CUSIP No. 194375  10  1                                        Page 2 of 5 Pages
 -------------------------------------------------------------------------------

1         NAME OF REPORTING PERSONS

          Chartwell International, Inc.

          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          95-3979080
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                     (a)     |_|
                                                                     (b)     |_|
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Nevada
--------------------------------------------------------------------------------
                              5        SOLE VOTING POWER

         NUMBER OF                     0
                            ----------------------------------------------------
          SHARES              6        SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                      0
                            ----------------------------------------------------
           EACH               7        SOLE DISPOSITIVE POWER
         REPORTING
          PERSON                       0
                            ----------------------------------------------------
           WITH:              8        SHARED DISPOSITIVE POWER

                                       0
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (SEE INSTRUCTIONS)
                                                                             |-|

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

          CO
--------------------------------------------------------------------------------


*  Includes conversion of preferred shares.

CUSIP No. 194375  10  1                                        Page 3 of 5 Pages
--------------------------------------------------------------------------------

 Item 1.

     (a) Name of Issuer:   College Partnership, Inc.
         --------------

     (b) Address of Issuer's Principal Executive Offices:  333 S. Allison Pkwy.
         -----------------------------------------------   Lakewood, CO 80226



Item 2. Identity and Background
-------------------------------

         (a)     Name of Person Filing:  Chartwell International, Inc.


         (b)     Address of Principal Business Office:  333 S. Allison Pkwy.
                                                        Suite 100
                                                        Lakewood, CO 80226

         (c)     Citizenship:  Nevada


         (d)     Title of Class of Securities:


         (e)     CUSIP Number:  194375  10  1


Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a) [ ] Broker of Dealer registered under Section 15 of the Act  N/A

         (b) [ ] Bank as defined in section 3(a)(6) of the Act

         (c) [ ] Insurance  Company as defined in section  3(a)(15) of the Act

         (d) [ ] Investment Company registered under section 8 of the Investment Company Act

         (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

         (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b) (1) (ii) (F)

         (g) [ ] Parent Holding Company, in accordance with Section 240.13d-1(b) (1) (ii) (G)

         (h) [ ] Group, in accordance with Section 240.13d-1(b) (1)(ii) (H)

CUSIP No.  194375  10  1                                       Page 4 of 5 Pages
--------------------------------------------------------------------------------

         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company act of 1940 (15 U.S.c. 80a-3)

         (j) [ ] Group in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.
------------------

         (a)   Amount Beneficially Owned:  0


         (b)   Percent of Class:  0


         (c)   Number of shares as to which such person has:

               (i)  Sole power to vote or to direct the vote:     0
              (ii)  Shared power to vote or to direct the vote:   0
             (iii)  Sole power to dispose or to direct
                    the disposition of:                           0
              (iv)  Shared power to dispose or to direct
                    the disposition of:                           0

Instruction. For computations regarding securities which represent a right to acquire an underlying security see Section 240.13d(d)(1).


Item 5. Ownership of Five Percent or Less of a Class.
-----------------------------------------------------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the owner of more than five percent of the class of securities, check the following [ X ].


Item 6. Ownership of More Than Five Percent on Behalf of Another Person.  N/A
------------------------------------------------------------------------

CUSIP No. 194375  10  1                                        Page 5 of 5 Pages
--------------------------------------------------------------------------------


Item 7. Identification and Classification of the Subsidiary which Acquired the
        Security Being Reported on By the Parent Holding Company.         N/A
--------------------------------------------------------------------------------


Item 8. Identification and Classification of Members of the Group.  N/A
------------------------------------------------------------------


Item 9. Notice of Dissolution of Group.  N/A
---------------------------------------


Item 10. Certification.
-----------------------

(a) The following certification shall be included if the statement is filed pursuant to Section 240.13d-9(b):

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

(b) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(c):

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  1/27/05


                                        By:  /s/  Janice A. Jones
                                             -----------------------------------
                                                  Signature

                                             President/CEO
                                             -----------------------------------
                                             Name/Title